Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made and entered into as of May 25, 2025, by and between Coupang, Inc. (the “Company”) and Hanseung Kang (“Executive”). This Agreement shall be effective as of June 1, 2025 (such date, the “Effective Date”).
WITNESSETH:
WHEREAS, the Company through its wholly-owned subsidiary Coupang Corp. (“Corp.”) and Executive previously entered into a Second Amended and Restated Executive Appointment Agreement, dated November 1, 2024 (the “Prior Agreement”).
WHEREAS, the Company and Executive are also party to certain restricted stock unit award agreements (“RSU Award Agreements”) and performance-based RSU award agreements (“PSU Award Agreements”) (RSU Award Agreements and PSU Award Agreements, collectively, “RSU and PSU Award Agreements”), which are hereby being forfeited in connection with the effectiveness of this Agreement and pursuant to a Separation Agreement between Coupang Corp. and Executive (the “Separation Agreement”), and such RSU and PSU Award Agreements, together with the Separation Agreement, this Agreement and any award agreements governing any future grants of equity incentive awards by the Company to Executive, (the “Equity Award Agreements”).
WHEREAS, the Company and Executive now mutually desire to (i) end Executive’s Prior Agreement, (ii) terminate Executive’s appointment as the Representative Director, Business Management of Corp., (iii) terminate any prior RSU Award Agreements and/or PSU Award Agreements, and (iv) enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth herein, the parties hereto mutually agree as follows:
1.Duties and Scope of Employment.
Employment and Duties. The Company hereby agrees to employ Executive as Head of Business Development, North America (북미 사업개발 총괄) as of the Effective Date, reporting to the Company’s General Counsel and Chief Administrative Officer (the “CAO”) and Executive hereby accepts such employment. The Company anticipates that Executive will serve the Company in such role under this Agreement for a period of three years, subject to Section 3.
Performance. Executive shall perform in good faith and with a high duty of care Executive’s duties and responsibilities as set forth in this Agreement. Executive shall comply with and act in accordance with and be bound by the Company’s (and its respective subsidiaries’ and affiliates’, as applicable) rules and regulations, and instructions issued by the Company (or any of its respective subsidiaries or affiliates, as applicable), as they may be amended from time to time.
Full-Time Commitment. During Executive’s employment with the Company, Executive shall devote substantially all of Executive’s business time, energy and skill to the affairs of the Company, and Executive shall not assume a position in any other business, profession or occupation without the express prior written consent of the CAO.
No Conflicting Obligations. Executive represents and warrants that Executive is under no contractual or other obligations or commitments that are inconsistent with Executive’s obligations under this Agreement, including but not limited to any restrictions that would preclude Executive from providing services to the Company. In connection with Executive’s employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person or entity has any right, title or interest, and Executive’s employment will not infringe or violate the rights of any other person or entity. Executive confirms that Executive has not removed or taken any documents or proprietary data or materials of any kind from any other employer to the Company without written authorization from that employer.
Location of Employment. Executive shall perform Executive’s duties and responsibilities in New York City for at least ten (10) months out of each calendar year, except for any reasonable business travel as may be required from time to time. Executive’s employment with the Company is intended as a permanent relocation.
Work Authorization. Executive acknowledges that this Agreement is expressly conditioned upon Executive’s obtaining the necessary work authorization and satisfying all legal requirements for entry, residence, and work in the United States, including the health requirements established by the Company and by the health organizations of the government of the United States as consistent with applicable law. The Company will pay the costs of processing any required visas and any other similar expenses associated with these processes for Executive to relocate to, and work in, the United States, as may be required.
Resignation as Representative Director, Business Management. Executive acknowledges and agrees that Executive has resigned from Executive’s appointed position as Representative Director of Corp., effective as of the Effective Date.
2.Compensation. In consideration of the services to be performed hereunder, the Company shall provide Executive with the following compensation and benefits pursuant to the terms and conditions hereof.
Base Salary. The Company shall pay Executive an annual base salary of USD $65,000 per year, subject to periodic review by the board of directors of the Company (the “Board”) (or applicable committee of the Board thereof), which amount shall be payable in accordance with the Company’s payroll practices as in effect and applicable wage payment laws, and subject to such withholdings as required by law. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. Executive’s position with the Company is an exempt position and will be full-time.
RSU Award. The Company shall grant Executive an initial RSU award under the Company’s 2021 Equity Incentive Plan (as amended from time to time or succeeded, the “Plan”), with a grant date total fair value of KRW 6 billion with a third vesting annually over a three-year vesting schedule as outlined below, subject to the approval of the Board (or applicable committee of the Board thereof) and subject to the terms referenced herein. Executive’s restricted stock unit award, as in effect from time to time, is hereinafter referred to as the “RSU Award”.
If approved, each RSU subject to the RSU Award will represent a contingent right to receive one share of the Company’s Class A Common Stock upon settlement. The RSU Award is being recommended as a benefit that is intended to encourage the best talent to deliver excellent performance through his/her continuous service. The RSU Award service based condition will be met annually over 3 years with a third vesting on the first anniversary of the vesting commencement date set forth in the related RSU award grant notice (the “Vesting Commencement Date”) and a third vesting on each of the second and third year anniversary of the Vesting Commencement Date.
In the case of an approved leave of absence, if the sum of each leave exceeds ninety (90) days, the vesting of the RSUs shall be suspended for the period exceeding ninety (90) days.
The RSU Award is subject to the Board’s approval (or applicable committee of the Board thereof), in its sole and absolute discretion. Further details regarding the Plan and any specific RSU Award to you will be provided following the approval of such grant by the Board (or applicable committee of the Board thereof).
Note that the Company may grant the RSU Award to you only if and as long as it is permitted and feasible under the laws of the country in which you reside or to which laws you may be subject. If local laws make the grant of the RSU Award illegal or impractical, the Company will inform you as soon as possible.
You should be aware that the Company, in its sole discretion, may change or end the operation of the Plan at any time. If the Company decides to change or terminate the Plan, you will not have any claims against the Company, the Service Recipient, and/or any other subsidiaries of the Company to receive the RSUs or any other benefits equivalent to the RSUs. You acknowledge that the Company is not obligated to continue to grant any additional RSUs or any other benefits to you.
Your participation in the Plan is entirely voluntary. Any RSU Award granted to you and any shares of the Company’s Class A common stock acquired pursuant to the RSU Award are an additional benefit that may be given to you by the Company. Therefore, the RSU Award and any shares of the Company’s Class A common stock upon vesting of the RSUs are not part of your local employment or service relationship and are completely separate from your local salary or any other remuneration or benefits provided to you by the Company; rather, the RSUs constitute an additional form of compensation paid at the sole discretion of the Company that is part of your total reward package. This means that any gain you realize from the RSUs will not be included if or when any such salary, remuneration or benefits, including but not limited to severance payments or similar termination compensation or indemnity, payments during a notice period or payments in lieu of notice, are calculated.
If the RSUs are granted to you, you will be responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the RSUs or sale of the underlying Class A common stock of the Company or other tax-related items or obligations either arising from the RSUs and any shares received pursuant to the RSUs, related to your participation in the Plan, and/or otherwise legally applicable or deemed applicable to you, including any employer obligations that the Company has determined may legally be transferred to you and regardless of any withholding and/or reporting obligation of the Company, the Service Recipient, or any other subsidiary or subsidiaries of the Company (the “Tax Liability”). You expressly acknowledge and agree that if the RSUs are granted to you, the Company, or any other subsidiary or subsidiaries of the Company, as applicable, may report the RSUs and any income resulting therefrom to governmental or regulatory authorities and other appropriate third party entities and that such report may include personal information relating to the RSUs and any income resulting therefrom (including but not limited to personal tax identification numbers and RSU grant details and vesting schedules). You further expressly acknowledge and agree, and expressly authorize the Company, or any other subsidiary or subsidiaries of the Company to, withhold or otherwise account for your Tax Liability by (i) withholding from your salary or other compensation payable to you, (ii) withholding or requiring you to sell a portion of the shares of the Company’s Class A common stock delivered in connection with your RSUs, (iii) any other means described in the Plan or any related RSU award grant agreement or notice, or (iv) any other method determined by the Company to be in compliance with applicable law.
You agree to seek advice from your personal accountant or tax adviser at your own expense regarding the tax and other legal implications of any RSUs granted to you.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
You understand that, in order for the Company to administer the grant of the RSU Award and any future participation in the Plan, the Company and any other subsidiary or subsidiaries of the Company must collect, process, transfer, or store certain of your personal data. You hereby agree to such collection, processing, transfer, and storage in electronic or other form, of your personal data, as further set forth in the Coupang Employee Privacy Notice, which has been provided to you separately.
Benefits. Executive will be eligible to participate in such employee benefit plans as may be maintained by the Company for its employees from time to time, on the terms and subject to the conditions set forth in such plans. Nothing in this Section shall limit the Company’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business. For purposes of clarity, on and following the Effective Date, Executive will not be eligible to receive any benefits pursuant to Section 2 of the Prior Agreement or as otherwise previously awarded by the Company or Board (or any committees of the Board thereof), except as specified in this Agreement.
Business Expenses. Executive shall be reimbursed for Executive’s necessary and reasonable business expenses incurred in connection with the performance of Executive’s duties in accordance with the Company’s (or any of their respective subsidiaries’) applicable expense reimbursement policy. Executive must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable guidelines.
Relocation Support.
i)Housing. The Company will provide temporary accommodation upon Executive’s arrival in New York City for an aggregate period of sixty (60) days. In addition, following such period, the Company will pay or reimburse Executive (subject to Section 14 and the Company’s applicable expense reimbursement policies) for housing support in New York in the amount of USD $240,000 per year paid in $20,000 monthly instalments.
ii)Shipment of Personal Belongings and Household Goods. The Company will arrange for a surface shipment consisting of a 20ft or 40ft container upon Executive’s request and air freight of up to 100 kg per person of Executive’s personal and household goods to New York. The Company will not pay to ship automobiles and items deemed by the Company at its sole discretion not to be considered part of a standard household, e.g., boats, firearms, heavy machinery, recreational vehicles, jewelry, antiques, works of art, and coin/stamp/wine collections. Similarly, as determined by the Company at its sole discretion, items deemed unreasonable to ship due to cost, import restrictions, excessive duty, or unusually high value will not be shipped and will be deemed prohibited items. Please note that the above list is not exhaustive. The Company shall cover up to USD $30,000.00 of insurance for the surface shipment.
iii)Initial Air Travel to New York. The Company will provide Executive and Executive’s spouse with a one-way business class ticket from the Republic of Korea to New York.
iv)Repatriation. If the Executive’s employment is terminated by the Company other than for Cause, the Company will provide Executive with the following repatriation benefits within sixty (60) days following such termination:
(1)Shipment of Personal Belongings and Household Goods. The Company will arrange for a surface shipment consisting of a 20ft or 40ft container upon Executive’s request and air freight of up to 100 kg per person of Executive’s personal and household goods to the Republic of Korea. The Company will not pay to ship automobiles and items deemed by the Company at its sole discretion not to be considered part of a standard household, e.g., boats, firearms, heavy machinery, recreational vehicles, jewelry, antiques, works of art, and coin/stamp/wine collections. Similarly, as determined by the Company at its sole discretion, items deemed unreasonable to ship due to cost, import restrictions, excessive duty, or unusually high value will not be shipped and will be deemed prohibited items. Please note that the above list is not exhaustive. The Company shall cover up to USD $30,000.00 of insurance for the surface shipment.
(2)Final Air Travel from New York. The Company will provide Executive and Executive’s spouse with a one-way business class ticket from New York to the Republic of Korea.
v) All the repatriation services will be availed through the Company’s vendors.
vi)Repayment of Relocation Support. Executive acknowledges and agrees that the relocation-related benefits and expenses set forth in this Section 2(d) are not wages, but are provided as benefits contingent upon Executive maintaining Executive’s employment with the Company in good standing through the one (1) - year anniversary of the Effective Date. If Executive resigns Executive’s employment for any reason, or if Executive is terminated for Cause (as defined below) within the twelve (12) month period following the Effective Date, Executive shall repay to the Company an amount equal to the aggregate value of all relocation benefits and allowances provided by the Company to the Executive within thirty (30) days following Executive’s resignation or termination for Cause, including the costs associated with: shipping of personal belongings and household goods, temporary housing and rental furniture, air travel from the Republic of Korea to New York, housing support, relocation services, immigration services and government visa fees, and any tax gross ups paid to or on behalf of Executive for the relocation benefits and allowances, as applicable (the “Repayment Amount”); provided that the Repayment Amount will be reduced by 1/365th for each day between the Effective Date and the one year anniversary of the Effective Date.
Vacation/Sick Time. Executive will be provided paid time off pursuant to the Company’s PTO Plan and the Company’s Employee Handbook. Executive will earn PTO time based on years of service with the Company at the following rates:

Years of Service	PTO days
1-2	18 days (or 144 hours)
3-4	19 days (or 152 hours)
5-6	20 days (or 160 hours)
7+	21 days (or 168 hours)

3.At-Will Employment.
a. Executive shall be an at-will employee of the Company, which means the employment relationship can be terminated by either the Company or Executive for any reason, at any time, with or without prior notice and with or without Cause. The at-will nature of Executive’s employment also applies to all terms and conditions, including without limitation that Executive’s job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of the Company. Any statements or representations to the contrary (and any statements contradicting any provision in this Agreement) shall be regarded by Executive as ineffective. Further, Executive’s participation in any equity or benefit program is not to be regarded as assuring Executive of continuing employment for any particular period of time. Any modification or change in Executive’s at will employment status may only occur by way of a written employment agreement signed by Executive and the CAO. Should either Executive or the Company terminate Executive’s employment for any reason or no reason, the Company shall have no obligation to Executive other than as set forth in Sections 3(b) and (c) below.
b. “Cause” shall mean any of the following reasons as determined within the sole discretion of the : (a) the commission of any act of fraud, embezzlement or willful dishonesty by Executive which adversely affects the business of the Company or any of its respective subsidiaries or affiliates; (b) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any of its respective subsidiaries or affiliates; (c) the refusal or omission by Executive to perform any lawful duties properly required of Executive under this Agreement or any other written agreement between the Company or any of its respective subsidiaries or affiliates and Executive, provided that any such failure or refusal has been communicated to Executive in writing and Executive has been provided a reasonable opportunity (not to exceed twenty (20( days) to correct it, if correction is possible; (d) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from or violation of any of the policies or directives of, the Company or any of its respective subsidiaries or affiliates; (e) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company or any of its respective subsidiaries or affiliates; (f) any illegal act by Executive which adversely affects the business of the Company or any of its respective subsidiaries or affiliates, or any felony or misdemeanor involving moral turpitude committed by Executive, as evidenced by conviction thereof (or a plea of guilty or nolo contendere thereto), or (g) any breach by Executive of any restrictive covenant obligation to the Company, including the noncompetition, nondisparagement and nonsolicitation obligations set forth in the Confidentiality Agreement (as defined below).
c. In the event that Executive’s employment hereunder terminates for any reason, Executive shall be entitled to (i) any accrued but unpaid Base Salary through the date of termination, payable on the next regularly scheduled payroll date following such termination (or such earlier or later date as may be required by applicable law), (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 2(d), and (iii) any accrued and vested benefits under the Company’s employee benefit plans (including, but not limited to, settlement of any vested portion of the RSU Award), in accordance with the terms and conditions of such plans (other than any rights under the Company’s Executive Severance Policy, as may be in effect and/or amended and/or restated from time to time in accordance with its terms (the “Policy”) unless such Policy provides more favorable benefits than those provided in this Agreement). Executive will be eligible to participate in the Policy (provided, that, to the extent that any severance payments or benefits under this Agreement are more favorable than the severance payments or benefits under the Policy, Executive shall receive the severance payments or benefits under this Agreement rather than the severance payments or benefits provided for under the Policy); notwithstanding the foregoing, for purposes of determining the Executive’s severance payments or benefits under the Policy, any payments or benefits Executive may receive or may have in the past received under the Country Addendum Korea (as defined in the Policy) pursuant to Interim Severance (as defined in the Policy) will not affect any severance payments or benefits under the Policy that Executive may receive under the Country Addendum (US) (as defined in the Policy) pursuant to Executive’s last-in-time Qualifying Separation. For purposes of clarity, this Section 3(c) supersedes Section 3(a)(iii)(B) of the Policy.
d. In the event of termination of Executive’s employment under this Agreement, Executive hereby agrees to resign from all positions that Executive holds with the Company and any of its respective subsidiaries or affiliates.

e. In the event of termination of Executive’s employment in executing any and all termination procedures and Executive agrees and acknowledges that Executive will not make a claim for any wages, commissions, bonuses, payments or remuneration of any kind, other than that specifically provided for in this Agreement.
f. Executive acknowledges and agrees that Executive may receive or may have in the past received interim severance under the Policy and the laws of the Republic of Korea in connection with Executive entering into the Separation Agreement and this Agreement.
4.Successors. The terms of this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.
5.Confidentiality Commitment to Company and Invention Assignment Agreement. Executive covenants and agrees that Executive will be bound by the terms and conditions of the Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) that the Executive is entering into in connection with this Agreement. Such agreement restricts Executive’s future flexibility, and its restrictions are in addition to and in no way subtract from the restrictions imposed on Executive by this Agreement.
6.Compliance. Executive further agrees to comply with all laws, rules and regulations of the Company and any regulatory authority or agency.
7.Withholdings. The Company may make such deductions, withholdings and other payments from all sums payable to Executive under this Agreement that are required by law.
8.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to the extent any entity assumes the Company’s obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company’s assets to such entity.
9.Indemnification. The Company shall indemnify Executive to the full extent provided in the Company’s certificate of incorporation and bylaws and the laws of the State of Delaware in connection with Executive’s activities as an officer or director of the Company. Executive will be covered as an insured on the director and officer liability insurance policy maintained by the Company or as may be maintained by the Company from time to time.
10.Entire Agreement. This Agreement, the Confidentiality Agreement, the Policy and the Equity Award Agreements express the entire understanding of the parties with respect to the terms of Executive’s provision of services to the Company, and supersedes any prior oral or written agreement, understanding or the like, including the Prior Agreement. No modification or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, amendment, or waiver is set forth in writing by the parties hereto.
11.Arbitration. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY,

INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIAL INFORMATION AGREEMENT.
12.Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.
13.Miscellaneous. If any provision in this Agreement or compliance by Executive or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions and terms will remain in effect.
14.Section 409A. The payments and benefits under this Agreement are intended to be exempt from (and if not exempt from, compliant with) the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payment will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” under Section 409A and necessary to avoid taxation under Section 409A. Any taxable reimbursements due under the terms of this Agreement or any other agreement with the Company shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement or any payments or benefits hereunder are determined not to be compliant with Section 409A
15.Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the

Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
16.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
17.Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE _/s/ Hanseung Kang________ Hanseung Kang	COUPANG, INC. By: _/s/ Harold Rogers___________ Name: Harold Rogers Title: General Counsel and Chief Administrative Officer

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